Exhibit 99.(d)(3)(i)

FIRST AMENDMENT

TO SUB-ADVISORY AGREEMENT

THIS FIRST AMENDMENT (“Amendment”) to the Sub-Advisory Agreement dated June 27, 2016 (the “Sub-Advisory Agreement”), by and between Mercer Investment Management, Inc. (the “Advisor”) and AJO, LP (the “Sub-Advisor”), is made effective this 1st day of July, 2018.

RECITALS

WHEREAS, the Advisor has been retained to act as investment adviser pursuant to an Investment Advisory Agreement, dated July 1, 2014, as amended from time to time (the “Agreement”), with the Mercer Funds (the “Trust”), a Delaware statutory trust registered with the U.S. Securities and Exchange Commission as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), which consists of several separate series of shares, each having its own investment objectives and policies, and which is authorized to create additional series in the future;

WHEREAS, the Agreement permits the Advisor, subject to the supervision and direction of the Trust’s Board of Trustees, to delegate certain of its duties under the Agreement to other investment advisers, subject to the requirements of the 1940 Act;

WHEREAS, pursuant to the Sub-Advisory Agreement, Advisor has appointed the Sub-Advisor to assist the Advisor in the provision of a continuous investment program for that portion of the assets of the Mercer US Large Cap Equity Fund (formerly known as the Mercer US Large Cap Growth Equity Fund) (the “Fund”) assigned to the Sub-Advisor;

WHEREAS, the Advisor and the Sub-Advisor desire to amend Exhibit A – Fee Schedule of the Sub-Advisory Agreement; and

WHEREAS, Section 12 of the Sub-Advisory Agreement provides that the parties may mutually agree to amend the Sub-Advisory Agreement by a written instrument signed by both the Advisor and the Sub-Advisor.

NOW THEREFORE, in consideration of the promises and mutual agreements set forth herein, the parties hereby agree to amend the Sub-Advisory Agreement, as follows:

1. The Sub-Advisory Agreement shall remain in full force and effect, except that it shall be modified as set forth in this Amendment. Any capitalized terms that are not defined in this Amendment have the meaning set forth in the Sub-Advisory Agreement. Should a conflict arise between this Amendment and the Sub-Advisory Agreement, the provisions of this Amendment shall prevail.

2. Exhibit A – Fee Schedule shall be amended and restated in its entirety as set forth in the attached Amended Exhibit A.

3. All other terms and provisions of the Sub-Advisory Agreement shall remain in full force and effect, except as modified hereby.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

MERCER INVESTMENT MANAGEMENT, INC.

By:	/s/ Stan Mavromates

Print Name: Stan Mavromates

Its:	Chief Investment Officer
A duly authorized officer

AJO, LP

By:	/s/ Theodore R. Aronson

Print Name: Theodore R. Aronson

Its:	Managing Principal
A duly authorized officer